Exhibit 99.1

EQM Technologies & Energy Inc. Form 10 Declared Effective

COMMON STOCK NOW TRADING on OTCQB

Cincinnati, OH — August 28, 2012 — EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a U.S. based provider of engineering and environmental consulting services to government and commercial businesses, and a producer of high quality biodiesel fuel, today announced that its Form 10 Registration Statement, which was initially filed with the Securities and Exchange Commission (“SEC”) on June 28, 2012, became effective, and EQM’s common stock began trading on the OTCQB marketplace.

“We are very pleased to announce the effectiveness of our Form 10 Registration Statement,” stated James E. Wendle, President and Chief Operating Officer of EQM. “EQM is now a public reporting company under the Securities Exchange Act of 1934, fulfilling a key step in our strategic plan to continue to grow our full service environmental services company and create value and improved liquidity for our shareholders. As a public reporting company, EQM is now required to file periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q and associated financial statements, and must comply with proxy rules and other securities laws. We expect to file our 10-Q for the quarter ending September 30, 2012 on or before November 14, 2012,” continued Wendle. “Regular SEC filings will provide current shareholders and potential new investors with enhanced disclosure regarding EQM and its operations.”

The OTCQB is a marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find real-time quotes and market information for EQM on www.otcmarkets.com.

About EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 219 employees and satellite offices and operations in 10 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are generally identifiable by use of words such as “anticipate,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “predict,” “project” or the negatives of these words or similar terminology. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Some of the factors that may cause results to differ materially from those described in the forward-looking statements are included under the heading “Risk Factors” in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.